Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com	For Immediate Release

U.S. Global Investors Receives Expected Nasdaq Notice Regarding Late Filing of Form 10-Q

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SAN ANTONIO—February 21, 2023—U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today announces that it received a standard notification letter dated February 16, 2023, (the “Nasdaq notice” or “notice”) from the Nasdaq Listing Qualifications Department of Nasdaq notifying the Company that it is no longer in compliance with Nasdaq Listing Rule 5250 (c)(1), which requires timely filing of all required financial reports with the U. S. Securities and Exchange Commission.

The Nasdaq notice has no immediate impact on the listing or trading of the Company’s common stock on the Nasdaq Capital Market. The notice provides that the Company has until April 17, 2023 (that is, 60 calendar days from the date of the Nasdaq notice) to submit to Nasdaq a plan (the “Compliance Plan”), to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Compliance Plan, Nasdaq can grant the Company an exception to extend for an additional 180 calendar days from the extended due date of the Form 10-Q filing date, or August 14, 2023, to regain compliance. The Company is working diligently to file its Form 10-Q.

This announcement is made in compliance with the Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a notification of deficiency.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment advisory services to U.S. Global Investors Funds and U.S. Global ETFs.

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